Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:  David E. Bassett
Marx Layne & Co.
248-855-6777, ext. 132

ARCADIA HEALTH SERVICES, INC., TO PURCHASE
THE STAFFING SOURCE

SOUTHFIELD, MI.  July 30, 2004.  Arcadia Health Services, Inc., a subsidiary of Critical Home Care, Inc., (OTC Bulletin Board: CCLH.OB) has purchased significant assets of The Staffing Source of St. Petersburg, Florida.

The Staffing Source, with offices in Bradenton, Clearwater and St. Petersburg, provides temporary personnel for healthcare facilities and other businesses.  It reported 2003 sales of $3.3 million.

Cathy Sparling, chief operating officer of Arcadia Services, Inc., said the acquisition is part of the company’s planned growth strategy.

“By acquiring smaller staffing firms that meet Arcadia’s quality and financial standards, we expect to grow substantially while increasing shareholder value.  We plan to keep The Staffing Source name, which will provide Arcadia with two quality brands in the Tampa Bay area,” Sparling said.

Arcadia Services, Inc., currently operates through affiliates in nine Florida cities, including Bradenton, Clearwater and St. Petersburg.

Sparling said that Arcadia Health Services, Inc., plans to retain all Staffing Source account service personnel in order to maintain the company’s current customer relationships.

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Arcadia Health Services, Inc., is a wholly owned subsidiary of Arcadia Services, Inc., a national provider of staffing, home care and pharmacy services, and durable medical equipment.  Arcadia Services, Inc., with 2003 revenues of more than $75 million, operates 73 offices in 22 states.  For additional information, please visit the company’s Web site at www.ArcadiaServices.com.

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FORWARD-LOOKING STATEMENTS

            Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended.  When we use words such as “believes,” “expects,” “anticipates,” “estimates,” “plan” or similar expressions, we are making forward-looking statements.  Actual results may differ materially from those anticipated or implied in the forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors. These factors include competition factors (such as the size and resources of our competitors), general economic conditions, cyclical factors affecting the staffing industry, our ability to sell new and existing services and products at profitable yet competitive prices, and the need for Critical Home Care, Inc. and its subsidiaries (collectively the “Company”) to effectively integrate acquired businesses and to successfully deliver its primary services.  The forward-looking statements contained in this news release speak only as of the date hereof.  Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any obligation to update or alter its forward-looking statements, except as may be required by law.

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